PARTICIPATING	TRADE	PRICE	SHARES/PAR
PURCHASED AMOUNT OF UNDERWRITING Portfolio's) DATE
PER SHARE (2)	 AMOUNT  FROM	 OFFER

California, Ser 2004-5 RANs	MSILF Tax Exempt Portfolio
 10/1/04 100.91 1,000,000 Bank of America 6,000,000,000
 1,000,000


(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures
(2) All prices in US Dollar unless otherwise noted